EXHIBIT 11

               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                          ARKANSAS BEST CORPORATION

                                Three Months Ended       Six Months Ended
                                     June 30                 June 30
                                  1995        1994        1995       1994
                                   ($ thousands, except per share data)

Primary:
Average shares outstanding    19,513,708  19,200,077  19,513,708  19,197,936
Net effect of dilutive
 stock options --
   Based on the treasury
    stock method using
    average market price           1,424           0      27,060     106,713
                              ----------  ----------  ----------  ----------
Average common
 shares outstanding           19,515,132  19,200,077  19,540,768  19,304,649
                              ==========  ==========  ==========  ==========

Net income                    $    1,683  $   (3,408) $    6,825  $    2,167
Less: Preferred
 stock dividend                    1,075       1,075       2,149       2,149
                              ----------  ----------  ----------  ----------
 Net income (loss)
  available for common        $      608  $   (4,483) $    4,676  $       18
                              ==========  ==========  ==========  ==========

Per common and common
 equivalent share:
 Net income (loss)
  per common share            $     0.03  $    (0.23) $     0.24  $     0.00
                              ==========  ==========  ==========  ==========

<F1>
Fully diluted earnings per common share are not presented, as such calculations would be anti-dilutive.